EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Capital Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, $0.01 par value per share	457(f)	2,891,704(1)	N/A	$64,939,867 (2)	0.0001476	$9,585.12 (3)	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts							$9,585.12
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$9,585.12

(1)
This represents the maximum number of shares of Capital Bancorp, Inc. (“CBNK”) common stock to be issuable upon completion of the merger described herein. This number is based on an amount equal to the sum of (A) the product of (i) 2,379,714 shares of Integrated Financial Holdings, Inc. (“IFH”) common stock outstanding as of May 28th, 2024, a date within five business days of the filing of this registration statement, (including 96,115 shares of IFH common stock in respect of restricted stock awards granted or expected to be granted) and (ii) 1.115, and (B) 238,323 shares of CBNK common stock representing the maximum number of shares of CBNK common stock that may be issued to the holders of options who exercise their options prior to the closing of the merger. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(c) and 457(f) thereunder, on the basis of the market value of the common stock of IFH. to be exchanged in the transaction, computed, in accordance with Rule 457(f), as the product of: (i) 2,516,615 (the estimated maximum number of shares of IFH common stock to be exchanged for shares of CBNK common stock in the merger); and (ii) $30.80 (the average of the high and low prices on the OTCQX® Open Market of IFH common stock as of May 28th, 2024, a date within five business days of the filing of this registration statement), minus $12,571,875, the estimated aggregate amount of cash expected to be paid by CBNK in exchange for shares of IFH common stock.

(3)
The registration fee of $9,585.12 for the securities registered hereby has been calculated, pursuant to Section 6(b) of the Securities Act of 1933, as amended, as $64,939,867 (the proposed maximum aggregate offering price) multiplied by 0.0001476.